UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☑	Soliciting Material Under Rule 14a-12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY TO MAIL PROXY MATERIALS TO ALL STOCKHOLDERS

Urges Stockholders to Vote FOR Board of Director Nominees at

2006 Annual Meeting

Says China wells have a rare combination of high-permeability coupled with high gas content; says with

Board of Director authorized financing in place, Company believes it is on right track to achieve significant gas production

HOUSTON, Oct 30, 2006—Far East Energy Corporation (OTC BB: FEEC) announced today that the Company’s Notice of Annual Meeting of Stockholders and related Proxy Materials have been filed with the SEC and will be mailed to all stockholders. The Annual Meeting will be held on December 15, 2006 in Houston, Texas.

The Company also today released a letter to all stockholders. In the letter, the Company notes that it believes it:

•	Is on the right track to potentially achieve significant gas production, and

•	Has found that its wells have a rare combination of high permeability coupled with high gas content which generally results in higher gas production sustainable for a longer period of time.

The Company urges all stockholders to vote FOR the Board of Directors’ nominees.

The full text of the letter follows:

Dear Stockholder:

Please find enclosed our proxy statement and proxy card for the 2006 Annual Meeting of Stockholders of Far East Energy Corporation scheduled to be held on December 15, 2006.

Your participation in the Annual Meeting is very important, no matter how many shares you own. If you do not plan to attend the Meeting in person, please make sure your voice is heard by signing, dating and returning the enclosed white proxy card.

These are exciting times for your Company and we believe that we are on the right track to potentially achieve significant gas production. For example:

•	With our first horizontal coalbed methane wells, we believe we have discovered an uncommon and highly desirable combination of high permeability and high gas content. High permeability in conjunction with high gas content and sufficient pressure generally results in higher gas production rates sustainable over a longer period of time.

The gas content and permeability in our initial wells is very high based on well data obtained to date. High permeability allows gas to move with greater ease through the coal and from greater distances to the well, and can result in prolific wells similar to those in America’s San Juan Basin or Australia’s Fairview Field. High permeability, however, also means that water can move to the well from greater distances and this will cause it to take longer to dewater. The key to making high permeability work to our advantage and to achieving maximum production at the earliest possible date is to drill a pattern of additional wells in the area of our first wells as rapidly as possible.

•	The Company began drilling its fourth horizontal well in September, locating that well close to the Number 1 and 3 wells as part of the cluster being developed for dewatering and production purposes. This well is nearing completion.

•	Australia’s Fairview Field, which is known in the industry to be a very productive field for coalbed methane production, may be a good analog to what we have discovered in our Shouyang

Area. The Fairview Field’s wells were steadily drilled in a pattern around the first wells, which resulted in enhanced dewatering and wells that initially came in at a slower rate and in lower amounts because of the lengthier dewatering period, steadily ramped up to high rates sustained over many years. Of course, until we achieve sustained production from our wells, we cannot be sure if the performance of our wells will mirror that of the Fairview Field.

We also recently announced that we completed a common stock placement resulting in approximately $17 million of gross proceeds. The financing was a part of our Board’s capital raising plan that began in the early summer of 2006. This additional capital is intended to finance the drilling of a number of additional wells near the promising area of our Shouyang Block, as well as the drilling of wells required to retain our acreage position in the Qinnan Block of the Shanxi Province and in Yunnan Province.

We are pleased to report that this financing was completed at a discount to the market price of our common stock at the time of pricing of only 1.6% with no warrants attached. Additionally, we look forward to the time when our capital needs may be met by debt type financing.

Our nominees for the Board of Directors and our management team are well qualified to continue to capitalize on the high potential of our coal bed methane projects in China. They are highly experienced in gas exploration and production, here and in China, and will work together closely with senior management to develop and implement the Company’s drilling, gas sales and China government relations strategy designed to build long-term value for all stockholders.

In that regard, we are pleased to announce that C.P. Chiang has agreed to serve on our Board, if elected at the Annual Meeting. Mr. Chiang most recently served as the China Project Manager/Country Manager of Burlington Resources until his retirement in 2006. In that position he was responsible for managing the operations and activities of Burlington Resources in China and worked closely and negotiated with various Chinese governmental organizations. He has also worked for various other oil and gas companies, including British Gas E&P, Inc., Tenneco Oil Production and Exploration and Exxon Oil Company, now known as Exxon Mobil Corporation.

Collectively, our nominees have over 170 years of experience in the oil and gas industry.

We urge you to vote FOR the Board of Directors nominees by signing and submitting the WHITE proxy card

TODAY.

Thank you for your continued support. If you have any questions or require any assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1.888.750.5834.

Sincerely,

Michael R. McElwrath

President and Chief Executive Officer

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Company, Ltd. (CUCBM).

China Acreage Overview

The Shouyang and Qinnan Blocks are part of the 4,280 square kilometer (1,057,650 acres) coalbed methane (CBM) project in Shanxi Province that Far East Energy holds under farmouts from ConocoPhillips. Including its 1,073 square kilometer project in Yunnan Province, the coalbed methane concessions of Far East Energy contain a land mass slightly larger than the State of Delaware.

Far East Energy is scheduled to hold its 2006 annual meeting of stockholders on December 15, 2006, and filed a definitive proxy statement with the Securities and Exchange Commission on October 27, 2006 in connection with the meeting. It is anticipated that the proxy statement will first be mailed to stockholders on or about October 31, 2006. Our stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card and any other relevant documents filed with the Securities and Exchange Commission when they become available because they will contain important information. Stockholders will be able to obtain the proxy statement as well as any amendments or supplements to the proxy statement and any other documents that we file with the Securities and Exchange Commission for free on the Securities and Exchange Commission’s website. Their website is located at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at our website at www.fareastenergy.com or by writing to the Secretary of Far East Energy, 400 N. Sam Houston Parkway East, Suite 205, Houston, Texas 77060. You can also request copies of the proxy materials, when they become available, from our proxy solicitor, Innisfree M&A Incorporated. Their toll-free number is 1-888-750-5834. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of our stockholders is available on Exhibit A to the Definitive Proxy Statement on Schedule 14A we filed with the Securities and Exchange Commission on October 27, 2006.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Warren Laird/ Senior Account Executive
Warren@ctaintegrated.com
Bill Conboy/ Vice President
Bill@ctaintegrated.com
Shirley Thompson, President/Co-founder
shirley@ctaintegrated.com
CTA Integrated Communications
303-665-4200
Release No. 2006-12

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